Filed pursuant to Rule 433
Dated March 6, 2017

Relating to
Pricing Supplement No. 1,398 dated March 6, 2017 to
Registration Statement No. 333-200365

Global Medium-Term Notes, Series I

Floating Rate Senior Notes Due 2027

Issuer:	Morgan Stanley
Principal Amount:	$100,000,000
Maturity Date:	March 9, 2027
Trade Date:	March 6, 2017
Original Issue Date (Settlement):	March 9, 2017 (T+3)
Interest Accrual Date:	March 9, 2017
Issue Price (Price to Public):	100.00%
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.32%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 9, June 9, September 9 and December 9, commencing June 9, 2017
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 1.32% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Interest Reset Dates:	Each Interest Payment Date
Initial Interest Reset Date:	June 9, 2017
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744YAF5
ISIN:	US61744YAF51
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement dated January 11, 2017

Prospectus dated February 16, 2016